EXHIBIT 10.1

2007 Boots & Coots
Annual Performance Incentive Plan
Rules & Guidelines

To most effectively and consistently administer the Annual Performance Incentive Plan (APIP), these rules and guidelines are provided.

A.             Plan Effective Dates:

The APIP is initiated for the business operating period:

•	January 1, 2007 through December 31, 2007

B.            Plan Administration:

1.             Subject to the advice and consent of the Compensation Committee of the Board of Directors, the Executive Team of Boots & Coots establishes guidelines, procedures and practices for the administration of the APIP.   The Executive Team is comprised of the Chief Executive Officer/President, Chief Financial Officer and Executive Vice President(s).

2.             The Chief Financial Officer of Boots & Coots shall be the “Plan Administrator”.  The Plan Administrator shall have the exclusive right to interpret the provisions of this policy and his/her decision shall be conclusive and binding.

C.             Employee Eligibility / Participation Levels:

1.             The Executive Team, subject to approval by the Compensation Committee, designates employee eligibility to participate in the APIP based upon job position and the ability of employees in that position to impact performance.  Therefore, some job positions are not eligible for participation in the APIP.

2.             The Executive Team, subject to the approval of the Compensation Committee, designates the Participation Level for each eligible job position based upon the job position and the magnitude of impact that the position can have on performance.

3.             Your actual APIP payment will reflect the success in achieving these targets.  A Threshold (minimum) performance must be achieved before there is any APIP payout.  The Goal represents 100% of your APIP performance objective as well as your targeted payout.  The Stretch Goal (120% of EBITDA) performance target achieved is the performance level at which incentive compensation may be maximized.  Actual results between the established Threshold, Goal and Stretch Goal performance levels are awarded proportionate incentive compensation results.  The Eligibility Attachment lists the Job Positions and Participation Levels, respectively.  See Below.

4.             The APIP will be reviewed annually for effectiveness in achieving performance targets.  Each year, your manager will inform you of your participation, performance targets, and your incentive compensation opportunity.

5.             Employees will not discuss or compare Participation Levels with other employees.

6.             Eligible employees are those who are on the regular payroll, in a Designated Job Position effective January 1, 2007.  See Exceptions and Limitations below.

D.            Purpose:

The Boots & Coots Executive Team and Board of Directors have initiated an Annual Performance Incentive Plan (APIP) for 2007 designed to achieve the following:

1.             Establish Annual EBITDA (PERFORMANCE) Goals which meet or exceed the adopted business plan ( Threshold /Goals / Stretch Goals )

2.             Track and monitor quarterly performance and adjust business operations as needed to meet or exceed expected Goals / Stretch Goals.

3.             Recognize and reward achievement, both individually and by group.

E.             Scope:

1.             Threshold, Goals and Stretch Goals are based upon Earnings Before Interest, Taxes, Depreciation and Amortization (as defined in the Company’s public filings and inclusive of APIP payments).

2.             Successful goal achievement requires effective management and control of variables as Revenue, Direct Cost of Goods or Services, Operating Costs and Expense that directly impact EBITDA.

3.             The APIP is provided to employees who are expected to have a significant, direct impact and influence on company profitability (Performance).

F.             Plan Design:

1.             The Compensation Committee may conduct a review of profitability goals against actual performance.  Consequently, changes in business operations that could impact APIP payout may be initiated based on the results of quarterly review process, acquisitions, substantial expansions through capital expenditures and other substantial changes in the business.

2.              The Compensation Committee will complete a review of actual financial performance against profitability goals including threshold and stretch goals at the end of the plan year.  This review will be based upon the company year-end audited financial statements.

3.             Based upon the Year End Compensation Committee Review, APIP awards will be calculated and paid out as a percentage of each participant’s base earnings during the award period. If threshold goals are exceeded or target goals or stretch goals are attained, participants will be issued an APIP award check as soon as feasible, based upon the completion of the audited financial statements for 2007.  It is expected that the APIP award will be paid in April 2008.  See Exceptions and Limitations below.

G.            Exceptions and Limitations:

1.             Eligible new hires with more than three (3) months of service as a participant may receive a prorated payment.

2.             A job position may be proposed for addition to the Designated Job Position List after January 31, 2007.  However, the Executive Team, subject to approval by the Compensation Committee, must review and approve adding the position to the list.  Employees in the newly approved position are eligible to participate in the APIP on a prorated basis beginning on the first day of the month after the new position is added. APIP awards will be made on the prorated basis only.

3.             If an employee terminates employment prior to the end of the APIP plan year, no award will be made regardless for the reason for termination.

4.             If an employee terminates employment after the end of the APIP plan year but prior to the APIP award, the following options apply:

a.       If an employee is terminated due to restructuring, reorganization or position elimination base upon company business requirements, the employee is eligible to receive whatever APIP award amount is granted.

b.       If an employee is terminated for cause or gross misconduct, the employee is NOT eligible to receive any APIP award.

c.       If an employee voluntarily terminates his employment, the employee is eligible to receive the APIP award.

H.             Changing or Ending the Policy:

1.             The Compensation Committee reserves the right to review and address any unusual circumstances or conditions that may arise outside the scope of APIP Rules & Guidelines.

2.             The Company reserves the right to change or end the APIP at any time.